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Exhibit 99

NEWS RELEASE

FOR 3:00 P.M. RELEASE July 25, 2001	Contact:	Jules L. Fisher, Vice President Chief Financial Officer Minntech Corporation (763) 553-3300 Nasdaq Symbol: MNTX

MINNTECH REPORTS FIRST QUARTER RESULTS

    MINNEAPOLIS, July 25—Minntech Corporation (Nasdaq: MNTX), a worldwide leader in dialyzer reprocessing technologies, today reported financial results for the first quarter ended June 30, 2001. Revenues in the first quarter of fiscal 2002 were $20.0 million, up 13.3 percent from $17.6 million in the first quarter of fiscal 2001. Net earnings were $1.2 million, or 18 cents per diluted share, compared to a net loss of $197,000, or 3 cents per diluted share, in the prior-year period.

    The company's gross margin improved to 39.1 percent, from 34 percent in the prior-year quarter. Operating expenses, at $6.2 million, were essentially flat with the fiscal 2001 first quarter. The company's fiscal 2002 first-quarter net earnings were reduced by $188,000 (after tax), or 3 cents per diluted share, due to charges recorded in Selling, General and Administrative expenses related to the company's pending merger with Cantel Medical Corp.

    R. James Danehy, Minntech's President and Chief Executive Officer, said: "We were very pleased with the revenue growth and particularly with the improved profitability that we were able to achieve in the first quarter. Gross margins were up nicely due to strong sales volume across all business segments, an improved product mix, and cost efficiencies we have achieved in manufacturing and distribution."

Revenue Gains

    Dialysis product sales were up 8.0 percent for the quarter, with growth of 14.2 percent in dialyzer reprocessing sales, which include dialyzer reprocessing equipment and supplies and reprocessing services. The company's cardiosurgery business demonstrated significant improvement, with revenue from OEM cardiosurgery product sales up 34.8 percent over the first quarter of fiscal 2001. Minntech has completed a transition to being an OEM supplier of cardiosurgery products, rather than a full-service manufacturer and marketer.

    Minntech's developing business segment also showed strong growth, increasing 29.9 percent. Sales of filtration and separation products, led by sterilant sales, were up 38.5 percent over the prior-year quarter.

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Minntech Corporation Announces Fiscal 2002 First-Quarter Results

July 25, 2001

Growth Continues for Reprocessing Centers

    During the first quarter, Minntech added patients at its Orlando reprocessing service center. Minntech's reprocessing service centers handle dialyzer transportation, cleaning, testing, inspection, sterilization, documentation, and regulatory compliance for dialysis clinics. During May in Orlando, Minntech signed a contract involving 400 additional patients with a large, fully integrated dialysis services provider. Several months ago, Minntech's original reprocessing center customer in Atlanta terminated its reprocessing center contract, and the Company continues to pursue reprocessing opportunities with dialysis providers in the Atlanta area.

    Dialyzer reprocessing, the practice of cleaning and disinfecting dialyzers for reuse by the same patient, is performed in over 80 percent of U.S. dialysis facilities.

Merger Agreement

    On May 30, 2001, Minntech entered into a merger agreement with Cantel Medical Corp. Under the terms of the agreement, Minntech will become a wholly-owned subsidiary of Cantel and Minntech's shareholders will receive $6.25 in cash and a fraction of a share of Cantel common stock having a value of $4.25 (based on an average closing price of Cantel stock during a defined period ending shortly before the merger) for each Minntech share that they hold, subject to adjustment if Cantel's average closing stock price during the defined period is less than $15.00 or more than $28.89 per share. The merger is subject to standard closing conditions, including the approval of Minntech and Cantel shareholders. Additional information about the proposed merger can be found in the proxy statement / prospectus available on or about August 3, 2001, and other documents filed with the Securities and Exchange commission, which can be accessed at www.sec.gov.

    Minntech Corporation is a provider of products and services for the dialysis, medical device reprocessing, and filtration and separation markets. The Company's product portfolio and business development strategies focus on the strengths of its advanced proprietary technologies in hollow fibers, automated disinfection and sterilization systems, and sterilants. To learn more, visit Minntech online at www.minntech.com.

    This news release contains forward-looking statements that involve risks and uncertainties. These risks and uncertainties include the opening of additional reprocessing centers and market acceptance of the reprocessing service. The Company's actual results could differ materially from those in any such forward-looking statements. Additional information concerning important factors that could cause results to differ materially from those in any such forward-looking statement is contained in the Company's Annual Report on Form 10-K for the year ended March 31, 2001, as filed with the Securities and Exchange Commission, and from time to time in the Company's other reports on file with the SEC.

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Minntech Corporation Announces Fiscal 2002 First-Quarter Results

July 25, 2001

Minntech Corporation

Condensed Consolidated Statement of Earnings
(Unaudited)
(In thousands except per share amounts)

	Thirteen Weeks Ended June 30, 2001	Thirteen Weeks Ended July 1, 2000
Revenues by Product Group
Dialysis Products	$14,869	$13,772
Cardiosurgery Products	2,770	2,055
Developing Businesses	2,312	1,778

Total Revenues	19,951	17,605
Operating Costs and Expenses
Cost of Product Sales	12,151	11,622
Research and Development	884	1,014
Selling, General, and Administrative	5,262	5,051
Amortization of Intangible Assets	52	59

Total Operating Costs and Expenses	18,349	17,746
Earnings / (Loss) From Operations	1,602	(141)
Other Income, Net	250	52

Earnings / (Loss) Before Income Taxes	1,852	(89)
Provision (benefit) for Income Taxes	648	(28)

Net Earnings / (Loss) Before Cumulative Effect of Change in Accounting Principle	1,204	(61)
Cumulative Effect of a Change in Accounting Principle	—	(136)

Net Earnings / (Loss)	$1,204	$(197)

Weighted Average Common Shares Outstanding—Basic	6,681	6,682
Earnings / (Loss) Per Share—Basic:
Earnings / (Loss) Before Cumulative Effect	$.18	$(0.01)
Cumulative Effect	—	$(0.02)

Net Earnings / (Loss)	$.18	$(0.03)

Weighted Average Common Shares Outstanding—Diluted:	6,707	6,682
Earnings / (Loss) Per Share—Diluted:
Earnings / (Loss) Before Cumulative Effect	$.18	$(0.01)
Cumulative Effect	—	$(0.02)

Net Earnings / (Loss)	$.18	$(0.03)

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Minntech Corporation Announces Fiscal 2002 First-Quarter Results

July 25, 2001

Minntech Corporation

Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2001	March 31, 2001
	(unaudited)
ASSETS
Current Assets
Cash and Cash Equivalents	$15,825	$15,344
Accounts Receivable, Net	14,444	13,333
Inventories	10,934	11,246
Prepaid's and Other Current Assets	3,633	3,131

Total Current Assets	44,836	43,054
Property and Equipment, net	17,038	17,410
Other Assets	2,586	2,548
Total Assets	$64,460	$63,012

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts Payable	$4,019	$3,717
Accrued Expenses	4,459	4,809
Income Taxes Payable	663	271

Total Current Liabilities	9,141	8,797
Deferred Compensation	754	738
Deferred Income Taxes	56	56
Stockholders' Equity	54,509	53,421

Total Liabilities and Stockholders' Equity	$64,460	$63,012

14605 28th Avenue North, Minneapolis, MN 55447 U.S.A. (763) 553-3300 Fax: (763) 553-3387
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Exhibit 99
MINNTECH REPORTS FIRST QUARTER RESULTS